Exhibit 10.3
AMENDMENT TO RIGHTS AGREEMENT
          Amendment (this “Amendment”) dated as of July 7, 2007 to the Rights Agreement, dated as of October 30, 2000, between Sequa Corporation, a Delaware corporation (the “Company”) and The Bank of New York, a New York banking corporation as the Rights Agent, (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
          WHEREAS, the parties hereto entered into the Agreement, pursuant to which the Rights Agent agreed to act as agent with respect to the rights, whose privileges and obligations were set forth in the Agreement.
          WHEREAS, with the approval of the Board of Directors of the Company, the Company proposes to enter into an Agreement and Plan of Merger, dated as of July 8, 2007, by and among Blue Jay Acquisition Corporation, Blue Jay Merger Corporation and the Company (the “Merger Agreement”); and
          WHEREAS, the Board of Directors of the Company deems it advisable to amend the Rights Agreement to enable the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including any transaction which the Board may approve in lieu of the transaction contemplated by the Merger Agreement as permitted by the terms thereof, without causing the Rights to become exercisable; and
          WHEREAS, pursuant to Section 26 of the Agreement, the Agreement may be amended by the Company without the approval of any holders of Right Certificates.
          WHEREAS, the Company has directed the Rights Agent to enter into the amendment and has delivered a certificate to that effect.
          Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:’
          Section 1. Amendments to Agreement. The Agreement is amended as follows:
(a) The definition of “Acquiring Person” set forth in Section 1 of the Agreement shall be amended by deleting the word “and” immediately preceding clause (iv) of such definition and adding immediately after such clause (iv) the following:
“; and (v) a Permitted Acquiror (as such term is defined herein).”
(b) The following definitions are added to Section 1 of the Agreement:
“Acquisition Transaction” shall mean a transaction or series of related transactions pursuant to which a third party will acquire through merger or otherwise 100% of the issued and outstanding Common Stock (excluding dissenting shares and shares held by Blue Jay Acquisition Corporation and Blue Jay Merger Corporation).

“Permitted Acquiror” shall mean Carlyle Partners V, L.P., a Delaware limited partnership, and its affiliates (collectively, “Carlyle”), which with the prior approval of the Board of Directors of the Company enters into a written agreement pursuant to which an Acquisition Transaction is to be consummated; provided that Carlyle shall be a Permitted Acquiror only for so long as any such agreement is in full force and effect and is consummated in accordance with its terms as such terms may be amended from time to time with the prior approval of the Board of Directors of the Company (or a committee thereof); and provided further in the event any such agreement is not entered into on or prior to July 9, 2007, or if entered into is terminated in accordance with its terms prior to the consummation of the Acquisition Transaction contemplated thereby, Carlyle shall cease to be a Permitted Acquiror subsequent to such date or concurrent with such termination or abandonment, as the case may be.”
(c) Section 22 of the Rights Agreement is hereby amended by adding clause (d) as follows:
“Immediately following the consummation of an Acquisition Transaction with a Permitted Acquiror, by virtue of such action and without any other action on the part of the Company or any holder thereof, all Rights issued and outstanding immediately prior to the consummation of such Acquisition Transaction and the payment for all shares of Common Stock pursuant thereto, shall cease to be outstanding and shall be cancelled and retired.”
          Section 2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State except the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.
          Section 3. Effect of Amendment. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended hereby, the Agreement shall remain unchanged, and the Agreement as amended hereby shall be in full force and effect.
          Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
          Section 5. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment o be duly executed and attested, all as of the day and year first above written.

Attest:		SEQUA CORPORATION

By:	/s/ Kenneth J. Binder	By:	/s/ Martin Weinstein
	Name: Kenneth J. Binder		Name: Martin Weinstein
	Title: Chief Financial Officer		Title: Chairman and Chief Executive Officer

Attest:		THE BANK OF NEW YORK, RIGHTS AGENT

By:	/s/ Eli Guardiola	By:	/s/ Phil Triolo

	Name: Eli Guardiola		Name: Phil Triolo
	Title: Assistant Treasurer		Title: Assistant Vice President